                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         STYLING TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
                         STYLING TECHNOLOGY CORPORATION

          -------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1997

          -------------------------------------------------------------


      The Annual Meeting of Stockholders of Styling Technology Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m. (local time), on Monday, June 2, 1997, at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona 85251, for the following purposes:

      1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

      2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on April 30, 1997 are entitled to notice of and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.



Duncanville, Texas
April 30, 1997

                         STYLING TECHNOLOGY CORPORATION
                             1146 SOUTH CEDAR RIDGE
                            DUNCANVILLE, TEXAS 75137

          -------------------------------------------------------------

                                 PROXY STATEMENT
          -------------------------------------------------------------

                            VOTING AND OTHER MATTERS

GENERAL

      The enclosed proxy is solicited on behalf of Styling Technology Corporation, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), on Monday, June 2, 1997 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona 85251.

      These proxy solicitation materials were first mailed on or about May 1, 1997, to all stockholders entitled to vote at the Meeting.

VOTING SECURITIES AND VOTING RIGHTS

      Stockholders of record at the close of business on April 30, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 3,948,703 shares of the Company's Common Stock, $0.0001 par value per share (the "Common Stock").

      The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote is required (i) to elect six directors and (ii) to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

      Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

      When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of the nominees set forth in this Proxy Statement and (ii) "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

REVOCABILITY OF PROXIES

      Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

      The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

      The 1997 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Report of the Compensation Committee of the Board of Directors" below and "Company Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The Company will provide, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company's Secretary at the Company's executive offices set forth in this Proxy Statement.


                              ELECTION OF DIRECTORS

NOMINEES

      The Company's bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. Presently the number of directors is fixed at six. The Board of Directors has nominated SAM L. LEOPOLD, THOMAS M. CLIFFORD, JAMES A. BROOKS, PETER W. BURG, DANIEL HOWELL, and SYLVAN SCHEFLER for re-election as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

      The Board of Directors recommends a vote "For" the nominees named herein.

      The following table sets forth certain information regarding the directors and nominees for directors of the Company:

             NAME               AGE                      POSITION
----------------------------    ---    -----------------------------------------

Sam L. Leopold..............    43     Chairman of the Board and Chief Executive
                                       Officer(4)
Thomas M. Clifford..........    43     President and Director
James A. Brooks.............    67     Director(1)
Peter W. Burg...............    41     Director(2)(3)
Daniel Howell...............    46     Director(2)(3)(4)
Sylvan Schefler.............    59     Director(1)

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Senior Committee.

(4) Member of the Employee Committee.

      Sam L. Leopold, a founder of the Company, has served as its Chairman of the Board and Chief Executive Officer of the Company since the Company's incorporation in June 1995. Mr. Leopold is a party to a joint venture agreement with Regis, a publicly held, mall-based retail chain of beauty supply salons, pursuant to which he operates four mall-based Trade Secret retail salons in California. Mr. Leopold also owns and previously served as President and Chairman of Beauty Boutique International, which was founded in 1990 and operates three retail salons in Arizona. Mr. Leopold is not involved with the day-to-day operations of the joint venture with Regis or Beauty Boutique International, although both purchase products from the Company in the ordinary course of business. From 1986 to 1991, Mr. Leopold served as Executive Vice President of Consumer Beauty Supply, Inc. (dba Beauty Express), a mall-based retail chain of beauty supply salons. During that time, Mr. Leopold was responsible for day-to-day operations and oversaw the growth and development of Beauty Express from less than 20 retail salons to more than 50 retail salons and from approximately $8 million in annual revenue to approximately $25 million in annual revenue. From 1989 to 1991, Mr. Leopold served as president of Avanti International, Inc. developing a line of hair care products. Mr. Leopold served as in-house counsel to MDC Holdings, Inc., a publicly held national home builder, from 1982 to 1984.

      Thomas M. Clifford, a founder of the Company, has served as its President and as a director since the Company's incorporation in June 1995. Mr. Clifford served as Chief Operating Officer of JDS Manufacturing Co., Inc. ("JDS") from October 1991 to November 1996 when it was acquired by the Company. Mr. Clifford served as Senior Vice President of Sales of American International Industries ("AII"), a national multi-brand marketer of salon-quality products from September 1986 to October 1991. During that time, Mr. Clifford was a member of the management team that conducted AII's acquisition of brands, assets, and trademarks from approximately 10 companies in the professional salon and mass-market industries. While with AII, Mr. Clifford was responsible for management of multiple brand names and product lines in both the professional salon and mass-market industries. From August 1986 to September 1987, Mr. Clifford served as Vice President of Marketing of Sterling Beauty Supplies, a large beauty supply distributor in the western United States. Mr. Clifford served as National Sales Manager of Helen of Troy Limited, a publicly held personal care products company, from August 1985 to August 1986 and was responsible for executing its national sales strategy. From April 1983 to August 1985, Mr. Clifford served first as National Sales Manager and subsequently as Vice President of Sales and Marketing of Illinois Razor Strops, a manufacturer of cutlery and sundries for the barber and beauty supply industry. During his tenure with that company, Mr. Clifford successfully repositioned the company into the professional salon market. Additionally, Mr. Clifford has served as a director of the American Beauty Association since 1991 and currently is the treasurer of that organization.

      James A. Brooks has served as a director of the Company since September 1996. Mr. Brooks has served as President of Signe Inc., a management consulting firm for major consumer product companies and a variety of salon industry companies, since founding the company in December 1984. Mr. Brooks served as Senior Vice President of Sales and Marketing of Lamaur, Inc. from 1983 to 1984, at that time a publicly traded company listed on the New York Stock Exchange and a leading domestic producer and marketer of a broad range of hair care products and as Senior Vice President of Sales and Marketing of Redken Laboratories, Inc. from 1977 to 1983. Mr. Brooks is a director of Malibu 2000, a hair care products company.

      Peter W. Burg has served as director of the Company since February 1997. Mr. Burg has been a director and shareholder in the law firm of Burg & Eldrege, P.C. (and its predecessor Burg & Aspinwall, P.C.) since October 1984.

      Daniel Howell has served as a director of the Company since September 1996. Mr. Howell has served as President of Nouvelle Methode, Inc., a business consulting firm since founding it in March 1993. Mr. Howell founded and served as President and Chief Executive Officer of Beauty Biz, Inc., an upscale retailer of professional beauty supplies, from its inception in March 1986 to March 1993. Mr. Howell has served as a director of Classic Restaurants International, Inc., a publicly traded restaurant company, since February 1996. In addition, Mr. Howell was a member of the board of directors of Helen of Troy Limited, a publicly held professional hair care products company, from March 1988 to June 1993.

      Sylvan Schefler has served as a director of the Company since November 1996. Mr. Schefler is Vice Chairman of Prime Charter Ltd., an investment banking firm and one of the representatives of the underwriters of the Company's initial public offering. Mr. Schefler has served as Chairman of the Investment Banking Division and as a member of the Executive Committee of Prime Charter Ltd. since September 1994. Mr. Schefler has been a partner of Crystal Asset Management Group, Ltd., a merchant banking firm since 1990. Previously, Mr. Schefler was Chief Executive Officer of Hampshire Securities Corporation, an investment banking firm, from 1992 to 1994 and Co-Chairman of Dabney/Resnick and Wagner, Inc., an investment banking firm, from 1990 to 1992. Mr. Schefler previously served in various capacities with Drexel Burnham Lambert Incorporated for over 30 years, including as a member of its Executive Committee and Board of Directors. Mr. Schefler has served as a director of GSE Systems, Inc., a supplier of software systems for manufacturing industries, since August 1995.

      The Company has agreed that, for a period of three years from its initial public offering in November, 1996, the representatives of the underwriters of the Company's initial public offering (the "Representatives") will have the right to send a representative to observe each meeting of the Company's Board of Directors, or in lieu of such observer, the Representatives may elect to require the Company to use its best efforts to elect Sylvan Schefler, Vice Chairman of Prime Charter Ltd., or another mutually acceptable designee, to the Company's Board of Directors for such three-year period. The Company has agreed to nominate Mr. Schefler to continue as a member of its Board of Directors.

      Directors hold office until the next annual meeting of stockholders or until their successors have been elected. Officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Company's bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. In February 1997, the Board of Directors appointed the following standing committees: a Compensation Committee, a Senior Committee, an Executive Committee, and an Audit Committee. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. The Senior Committee's function is to administer the 1996 Stock Option Plan with respect to executive officers and directors. The 1996 Stock Option Plan requires that the Senior

Committee consist of two or more non-employee directors. The Employee Committee's function is to administer the 1996 Stock Option Plan with respect to employees. The Audit Committee reviews the annual financial statements and significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other audit related matters that may arise during the year.

      The Board of Directors of the Company held a total of three meetings during the fiscal year ended December 31, 1996. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

      The Company pays each independent director an annual retainer of $5,000 and $1,500 for each meeting of the Board of Directors attended. Directors also receive $500 for each meeting of a committee of the Board of Directors attended. In addition, independent directors receive stock options under the Company's 1996 Stock Option Plan. Under the terms of the Company's 1996 Stock Option Plan, non-employee directors receive stock options to purchase 5,000 shares upon their initial election to the Board of Directors and options to purchase 2,500 shares at the meeting of the Board of Directors held immediately after the annual meeting of stockholders. Under the Company's 1996 Stock Option Plan, Messrs. Brooks, Howell, and Schefler each received options to purchase 5,000 shares of Common Stock at an exercise price equal to $10.00 per share upon the completion of the Company's initial public offering. Mr. Burg received options to purchase 5,000 shares of Common Stock at an exercise price of $11.88 per share upon his appointment to the Board of Directors in February 1997. Mr. Howell was granted options to purchase 25,000 shares of Common Stock at an exercise price of $10.50 per share in March 1997. Pursuant to the 1996 Stock Option Plan, each of Messrs. Brooks, Burg, Howell, and Schefler will receive an automatic grant of options to purchase 2,500 shares of Common Stock at the time of the Board of Directors meeting immediately following the Meeting. Officers of the Company receive no additional compensation for serving on the Board of Directors.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

      None of the Company's executive officers received compensation in excess of $100,000 during fiscal 1995 or 1996. However, the Company has entered into employment agreements with certain of its executive officers pursuant to which such executive officers will receive compensation in excess of $100,000 in fiscal 1997. See "Executive Compensation - Employment Agreements."

      The Company conducted no operations prior to its initial public offering in November 1996. As a result, no salaries were paid or accrued by the Company prior to such time. For the fiscal year ended December 31, 1996, Sam L. Leopold, the Company's Chief Executive Officer, earned approximately $16,000, payment of which was deferred to 1997.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with Sam L. Leopold, Thomas M. Clifford, and David E. Ziegler, the Company's Chief Executive Officer, President, and Chief Financial Officer, respectively. The terms of these agreements are described below.

      The Company's employment agreements with Messrs. Leopold and Clifford provide for Mr. Leopold to serve as Chairman of the Board and Chief Executive Officer of the Company and for Mr. Clifford to serve as

President of the Company, in each case through September 2001. Effective in November 1996, each of Messrs. Leopold and Clifford will receive an initial base salary of $150,000 for the first year, $200,000 for the second year, and $250,000 per annum for the remainder of the term of his employment agreement. The Company's employment agreement with Mr. Ziegler provides for Mr. Ziegler to serve as Chief Financial Officer of the Company through September 2000. Effective in November 1996, Mr. Ziegler will receive a base salary of $140,000 for the first year, $165,000 for the second year, and $190,000 for the third year. Mr. Ziegler also received a one-time bonus of $20,000 upon the completion of the Company's initial public offering. Messrs. Leopold, Clifford, and Ziegler are eligible to receive an annual bonus out of the bonus pool, if any, established at the discretion of the Board of Directors. The Company also granted Mr. Ziegler options under the Company's 1996 Stock Option Plan to acquire 72,707 shares of Common Stock at an exercise price equal to $10.00 per share. One-fourth of Mr. Ziegler's options became exercisable upon the consummation of the Company's initial public offering in November 1996, and his remaining options vest ratably over the following three years.

1996 STOCK OPTION PLAN

      In September 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), which provides for the grant of incentive and nonqualified stock options to acquire Common Stock of the Company, the direct grant of Common Stock, the grant of stock appreciation rights ("SARs"), and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to the Company and its subsidiaries. The Company believes that the Plan represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of its compensation program, providing such individuals with an opportunity to acquire a proprietary interest in the Company, and thereby align their interests with the interests of the Company's other stockholders, and giving them an additional incentive to use their best efforts for the long-term success of the Company. The Plan also provides for the automatic grant of options to independent members of the Company's Board of Directors, which the Company believes promotes the interests of the Company by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and thereby align their interests with the interests of the Company's other stockholders in the Company's success and progress.

      A maximum of 400,000 shares of Common Stock of the Company may be issued under the Plan. As of the date hereof, there were outstanding options to acquire 117,707 shares of the Common Stock under the Plan. The maximum number of shares of stock with respect to which options or SARs may be granted to any employee (including officers) during the term of the Plan may not exceed 50% of the shares of Common Stock covered by the Plan.

      The power to administer the Plan with respect to executive officers and directors of the Company and all persons who own 10% or more of the Company's issued and outstanding stock rests exclusively with the Board of Directors or a committee consisting of two or more non-employee directors who are appointed by the Board of Directors. The power to administer the Plan with respect to other persons is vested with the Board of Directors.

      The Plan terminates in August 2006, and options may be granted at any time during the life of the Plan for terms of up to 10 years. Options become exercisable at such time as may be determined by the Board of Directors or the Plan administrator upon the grant of the options. However, the Board of Directors or the Plan administrator has the discretion to provide for the automatic acceleration of the vesting of any options or awards (except for the automatic option grants described below) in the event of a "Change in Control," which includes the following events: (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of the Company's then outstanding voting securities;
(ii) during any two-year period, members of the Company's Board of Directors at the beginning of such period cease to constitute at least a majority thereof (except that any new director approved by at least two-thirds of the Board of Directors then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board of Directors); or (iii) approval by the Company's stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of the Company's assets.

      The exercise prices of options will be determined by the Board of Directors or the Plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant.

AUTOMATIC OPTION GRANTS TO DIRECTORS

      Each year at the meeting of the Board of Directors held immediately after the Company's annual meeting of stockholders, each independent member of the Board of Directors automatically will be granted an option to acquire 2,500 shares of Common Stock ("Annual Automatic Option"). New independent members of the Board of Directors automatically will receive an option to acquire 5,000 shares of Common Stock ("Initial Automatic Option") on the date of their first appointment or election to the Board of Directors. Each Automatic Option will become exercisable and vest on the first anniversary of the applicable grant date. An independent member of the Board of Directors is not eligible to receive an Annual Automatic Option if the grant date is within 90 days of such independent member receiving an Initial Automatic Option. The exercise price per share of Common Stock subject to each Annual and Initial Automatic Option is equal to 100% of the fair market value per share on the date of the grant of the Annual or Initial Automatic Option, as the case may be. Cessation of service on the Board of Directors terminates any Annual or Initial Automatic Options for shares that were not vested at the time of such cessation.

      The Plan is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its Common Stock, stock awards, or any other type of award. To the extent permitted by applicable law and Nasdaq requirements, the Company may issue any other options, warrants, or awards other than pursuant to the Plan without stockholder approval.


               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

      The Company did not have a Compensation Committee in 1996. In February 1997, the Company's Board of Directors appointed a Compensation Committee consisting entirely of non-employee directors. Performance evaluation and compensation decisions relating to 1996 were made in September 1996 by the full Board of Directors, which consisted of two members including Mr. Leopold and an individual who no longer is a member of the Board of Directors. Compensation levels for 1995 also were discussed with the underwriters for the Company's initial public offering.

      In the future, decisions on compensation of the Company's executives generally will be made by the Compensation Committee, consisting of non-employee members of the Board of Directors. The Compensation Committee will make every effort to ensure that the compensation plan is consistent with the Company's values and is aligned with the Company's business strategy and goals.

      The Company's compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, which generally are available to all employees of the Company.

      The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on the Company's financial results as well as the achievement of personal and corporate objectives that contribute to the long-term success of the Company in building stockholder value. Stock option grants are intended to result in minimal or no rewards if stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation.

      The Company follows a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors (as discussed herein) receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 31, 1996, the Company took into account, among other things, compensation levels for executive officers employed by companies of similar size in similar industries.

BASE SALARY AND ANNUAL INCENTIVES

      Base salaries for executive positions are established relative to the Company's financial performance and comparable positions in similarly sized companies. From time to time, the Company may use competitive surveys and outside consultants to help determine the relative competitive pay levels. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Committee also will take into account individual experience and performance, salary levels relative to other positions with the Company, and specific needs particular to the Company.

      Annual incentive awards are based on the Company's financial performance and the efforts of its executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. No annual bonuses were paid during the fiscal year ended December 31, 1996.

STOCK OPTION GRANTS

      The Company strongly believes in tying executive rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants also will enable executives to develop and maintain a significant stock ownership position in the Company's Common Stock. The amount of options granted takes into account options previously granted to an individual.

      The Company granted Mr. Ziegler, the Company's Chief Financial Officer, options to acquire 72,707 shares of Common Stock at an exercise price equal to $10.00 per share. No other options were granted to the Company's executive officers during fiscal 1996.

OTHER BENEFITS

      Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

      The base salaries of Messrs. Leopold and Clifford were determined based upon salaries paid by comparable companies, taking into account that Messrs. Leopold and Clifford expended considerable time and efforts, without compensation in developing the Company's business plan, engaging personnel, negotiating the terms of the acquisition by the Company of four professional salon companies, and preparing for the Company's initial public offering prior to the Company commencing operations. Compensation levels for 1996 also were discussed with the underwriters for the Company's initial public offering.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      The Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to the Company's five most highly compensated executive officers. The Company may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. The Company does not believe that its compensation arrangements with any of its executive officers will exceed the limits on deductibility during its current fiscal year.

      This report has been furnished by the members of the Board of Directors of the Company.

                              Sam L. Leopold
                              Thomas M. Clifford
                              James A. Brooks
                              Peter W. Burg
                              Daniel Howell
                              Sylvan Schefler


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company did not have a Compensation Committee during 1996. Performance evaluation and compensation decisions relating to 1996 were made by the full Board of Directors, which at the time consisted of two members including Mr. Leopold and an individual who no longer is a member of the Board of Directors.

      In February 1997, the Board of Directors appointed a Compensation Committee consisting of non-employee directors.

                        COMPLIANCE WITH SECTION 16 OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended December 31, 1996, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year or prior fiscal years.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Leopold, the Company's Chairman of the Board and Chief Executive Officer, advanced approximately $130,000 to fund certain expenses of the Company, relating primarily to the earnest money deposits required in connection with the Acquisitions. The Company has repaid such advances, which did not bear interest.

      The Company's initial public offering, which became effective in November 1996, was co-managed by Friedman, Billings, Ramsey & Co., Inc. and Prime Charter Ltd. Sylvan Schefler, who is a director of the Company, is the Vice Chairman of Prime Charter Ltd. Mr. Schefler was not a director of the Company at the time of the Company's initial public offering.

                                PERFORMANCE GRAPH

      The following line graph compares cumulative total stockholder returns for
(i) the Company's Common Stock; (ii) The Standard & Poor's Small Cap 600 Index (the "Index"); and (iii) a peer group consisting of the following four companies in the personal care industry: Advanced Polymer Systems, Inc.; Carson, Inc.; Regis Corporation; and The Stephan Co. (the "Peer Group"). The graph assumes an investment of $100 in each of the Company's Common Stock and the Peer Group on November 21, 1996, the date on which the Company's Common Stock became registered under Section 12 of the Exchange Act as a result of the Company's initial public offering, and an investment in the Index of $100 on October 31, 1996. The graph covers the period from November 21, 1996 through fiscal year ended December 31, 1996, as well as the first three months of the Company's fiscal year ended December 31, 1997.

      The calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.


                                                Cumulative Total Return
                                      ----------------------------------------------
                                      11/21/96  11/96   12/96   1/97    2/97    3/97
Styling Technology Corporation          100      99     104     116     108     103

PEER GROUP                              100      98      79      82      79      77

S & P SMALLCAP 600                      100     105     106     108     106     101

                              SECURITY OWNERSHIP OF
                       PRINCIPAL STOCKHOLDERS, DIRECTORS,
                                  AND OFFICERS

      The following table sets forth certain information with respect to beneficial ownership of the Common Stock on April 22, 1997 by (i) each director and each nominee for director; (ii) each executive officer; (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                                       AMOUNT
                                                    BENEFICIALLY
                                                        OWNED
NAME OF BENEFICIAL OWNER                                (1)(2)           PERCENT
--------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS:
---------------------------------
Sam L. Leopold ...............................         857,851            21.7%
Thomas M. Clifford ...........................             500               *
James A. Brooks ..............................              --               *
Peter W. Burg ................................           6,158               *
Daniel Howell ................................          20,000               *
Sylvan Schefler(3) ...........................         101,500             2.5%
David E. Ziegler(4) ..........................          18,177               *

Executive officers and directors as a group
  (seven persons)(5) .........................       1,004,186            24.7%

5% STOCKHOLDERS:
----------------
Lance Laifer(6) ..............................         604,400            15.3%
Hilltop Partners, L.P.(7) ....................         315,000             8.0%
Janus Venture Fund(8) ........................         250,000             6.3%
Thomas H. Bailey(9) ..........................         250,000             6.3%
Morgan Grenfell Asset Management, Inc.(10) ...         250,000             6.3%
Thomson Horstmann & Bryant, Inc.(11) .........         225,000             5.7%

*     Less than one percent

(1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes shares of Common Stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after April 22, 1997. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholders.

(3) Includes 101,500 shares of Common Stock issuable upon the exercise of warrants issued to Prime Charter Ltd. Mr. Schefler is the Vice Chairman of Prime Charter Ltd. and is deemed to have beneficial ownership of such shares.

(4) Includes 18,177 shares of Common Stock issuable upon exercise of vested stock options.

(5) Includes 18,177 shares of Common Stock issuable upon the exercise of vested stock options and 101,500 shares of Common Stock issuable upon the exercise of warrants.

(6) Mr. Laifer, as the President, sole director, and principal stockholder of Laifer Capital Management, Inc, may be deemed to be the beneficial owner of 315,000 shares of Common Stock beneficially owned by Laifer Capital Management, Inc. in its capacity as General Partner and Investment Advisor to Hilltop Partners, L.P., and 289,400 shares of Common Stock beneficially owned by Laifer Capital Management, Inc. in its capacity as Investment Advisor to various other clients. These clients include (i) various Wolfson family entities, and (ii) Hilltop Offshore Limited. Laifer Capital Management, Inc. has sole voting and dispositive power with respect to the 315,000 shares of Common Stock beneficially owned by Hilltop Partners, L.P. See footnote 7. Laifer Capital Management, Inc. also has sole voting and dispositive power with respect to 96,300 shares of Common Stock owned by Hilltop Offshore Limited and shared voting and dispositive power with respect to 193,100 beneficially owned by the various Wolfson family entities. Mr. Laifer's address is 45 West 45th Street, New York, NY 10036.

(7) The address of Hilltop Partners, L.P. is 45 West 45th Street, New York, NY 10036.

(8) The address of Janus Venture Fund is 100 Fillmore Street, Denver, Colorado 80206-4923.

(9) Mr. Bailey, as the President, Chairman of the Board, and a stockholder of Janus Capital Corporation, may be deemed to be the beneficial owner of 250,000 shares of Common Stock beneficially owned by Janus Capital Corporation, which serves as Investment Advisor or sub-advisor to Janus Venture Fund. See footnote 8. Mr. Bailey's stock ownership and positions with Janus Capital Corporation may be deemed to enable him to exercise control over Janus Capital Corporation. As a result, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of the voting and dispositive power that Janus Capital Corporation may have with respect to shares of Common Stock held by Janus Venture Fund. Mr. Bailey disclaims beneficial ownership of such shares. Mr. Bailey's address is 100 Fillmore Street, Denver, Colorado 80206-4923.

(10) The address of Morgan Grenfell Asset Management, Inc. is 885 Third Avenue, Suite 3200, New York, New York, 10022.

(11) The address of Thomson Horstmann & Bryant, Inc. is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.


                 DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

Stockholder proposals that are intended to be presented at the annual meeting of stockholders of the Company for the fiscal year ending December 31, 1997 must be received by the Company no later than December 31, 1997 in order to be included in the proxy statement and form of proxy relating to such meeting.


                                  OTHER MATTERS

      The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                                          Dated:  April 30, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         STYLING TECHNOLOGY CORPORATION

                      1997 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of STYLING TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 30, 1997, and hereby appoints Sam L. Leopold and Thomas M. Clifford, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company, to be held on June 2, 1997, at 10:00 a.m., local time, at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona 85251, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

    [ ] FOR the six nominees listed below, except as indicated

    [ ] WITHHOLD AUTHORITY to vote for the six nominees listed below

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

   SAM L. LEOPOLD, THOMAS M. CLIFFORD, JAMES A. BROOKS, PETER W. BURG, DANIEL
                          HOWELL, AND SYLVAN SCHEFLER

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

  [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN

    and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

                  (continued, and to be signed, on other side)

                          (continued from other side)
    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

    A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                             Dated:                       , 1997
                                                   -----------------------

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                          Signature

                                             (This Proxy should be dated, signed
                                             by the stockholder(s) exactly as
                                             his or her name appears hereon, and
                                             returned promptly in the enclosed
                                             envelope. Persons signing in a
                                             fiduciary capacity should so
                                             indicate. If shares are held by
                                             joint tenants or as community
                                             property, both stockholders should
                                             sign.)